EXHIBIT 99.1


News
For Immediate Release                                 SILGAN HOLDINGS INC.
                                                      4 Landmark Square
                                                      Suite 400
                                                      Stamford, CT  06901

                                                      Telephone: (203) 975-7110
                                                      Fax:       (203) 975-7902


                                                          Contact:
                                                          Robert B. Lewis
                                                          (203) 406-3160




                    SILGAN HOLDINGS ELECTS ANTHONY J. ALLOTT
                             CHIEF OPERATING OFFICER


STAMFORD, CT, May 3, 2005 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of consumer goods packaging products, today announced that Anthony J. Allott has been elected as Chief Operating Officer of the Company. In addition to serving as COO, Mr. Allott will continue in his position as President of the Company and as a member of the Executive Office.

Tony Allott, age 40, has been President of the Company since August 2004 and joined the Company in May 2002 as its Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Allott was Senior Vice President and Chief Financial Officer of Applied Extrusion Technologies, Inc., or AET, since July 1996. From July 1994 until July 1996, Mr. Allott was Vice
President and Treasurer of AET. From 1992 until July 1994, Mr. Allott was Corporate Controller and Director of Financial Reporting of Ground Round Restaurants. Prior to that, Mr. Allott was a certified public accountant with Deloitte & Touche LLP.


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SILGAN HOLDINGS
May 3, 2005
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Silgan  Holdings is a leading  North  American  manufacturer  of consumer  goods packaging products with annual net sales of $2.4 billion in 2004. Silgan operates 61 manufacturing facilities in the U.S. and Canada. In North America, the Company is the largest supplier of metal containers for food products and a leading supplier of plastic containers for personal care products and of metal and plastic closures for food and beverage products.


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